UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014 (January 21, 2014)

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	98-0682363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7 Singapore 768923		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 21, 2014, the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Avago Technologies Limited (“Avago” or the “Company”) approved new severance benefit agreements (each, a “Severance Benefit Agreement”) between the Company and its named executive officers (the “NEOs”). These agreements replace the previous severance benefit and change in control arrangements in place for the Company’s NEOs, except for Anthony E. Maslowski, the Company’s Chief Financial Officer, who did not previously have any such arrangements with the Company.

The Severance Benefit Agreement provides each NEO with severance in the event of the termination of the NEO’s employment without cause, because of death or permanent disability or a resignation by the NEO for “Good Reason” (as defined in the Severance Benefit Agreement), provided that, in each case, the NEO timely executes a general release of all claims against the Company and its affiliates. If such a termination of employment takes place within 12 months following (or in the case of Hock E Tan, the Company’s President and Chief Executive Officer and one of its directors, three months prior or 12 months following) a “Change in Control”, as defined in the Severance Benefit Agreement, the Company must provide the NEO with:

(a)	12 months (24 months for Mr. Tan) of continued salary payments following the NEO’s separation from the Company;

(b)	an amount equal to 100% (200% for Mr. Tan) of the lesser of the NEO’s prior year’s bonus or target bonus;

(c)	full acceleration of all outstanding time-vesting equity and equity-linked awards, and acceleration of performance-based equity and equity-linked awards (i) to the extent the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance awards, and (ii) to the extent other performance goals have been deemed satisfied, in the discretion of the Board, based on Company performance through the date of the Change in Control, for all other types of performance-based awards; and

(d)	except for Mr. Tan, the payment of continued health insurance premiums for the NEO and any covered dependents for up to 12 months.

If such termination of employment takes place other than in connection with a Change in Control, as described above, the NEO is entitled to:

(a)	nine months (12 months for Mr. Tan and six months for Mr. Ooi) of continued salary payments following the NEO’s separation from the Company;

(b)	an amount equal to the lesser of 50% (100% for Mr. Tan) of the NEO’s prior year’s bonus or target bonus; and

(c)	except for Mr. Tan, the payment of continued health insurance premiums for the NEO and any covered dependents for up to six months.

The definition of “Change of Control” under the Severance Benefit Agreements is the same as the definition of “Change in Control” under the Company’s 2009 Equity Incentive Award Plan (a copy of which has been filed with the Securities and Exchange Commission). The foregoing description of the Severance Benefit Agreement is qualified in its entirety by the Severance Benefit Agreement, to be filed with the Securities and Exchange Commission at a later date.

Under the laws of Singapore, the Company’s shareholders must approve any new or amended severance arrangements with any director who is also an executive officer of the Company. Accordingly, the Company will seek shareholder approval of the Severance Benefit Agreement with Mr. Tan at its 2014 annual general meeting of shareholders. If the Company’s shareholders do not approve Mr. Tan’s Severance Benefit Agreement, it will not become effective and the severance and change in control benefits provided to Mr. Tan will continue to be governed by the terms of his existing employment offer letter.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 24, 2014

Avago Technologies Limited

By:	/s/ Anthony E. Maslowski
Name:	Anthony E. Maslowski
Title:	Chief Financial Officer